Exhibit 10.2

PROPERTY MANAGEMENT GREEMENT

This Property Management Agreement (this “Agreement”) is made and entered into by and between _______________, a ________________ (the “Property Manager”), and _________________, a ______________ (the “Company”), dated as of ___________.

RECITALS:

A.	The Company owns or will be purchasing that certain Parked Owned Homes (the “POHs”) described located in _______________ (the “Community”) located at ___________.

B.	The Company desires to hire the Property Manager to manage the POHs.

C.	The Property Manager is willing to manage the POHs effective as of the date of this Agreement.

The Company and the Property Manager have agreed as to the terms and conditions of their agreement, and they now desire to reduce their agreement to writing. The following is the detailing of the effective terms of the agreement.

1.	Incorporation of recitals. It is agreed that the recitals set forth above are hereby incorporated into the Agreement of the parties and shall be deemed part of this Agreement.

2.	Length of agreement. This Agreement shall be non-cancellable except if there is a change in control of Manufacturing Housing Properties Inc., in which case the Agreement shall automatically renew every year unless cancelled by one of the Parties with 30-day notice.

3.	Notice. Any notice required to be provided pursuant to this Agreement shall be in writing and shall either be delivered in person or sent by certified mail, return receipt requested, sent to the addresses set forth herein and to the attention of the applicable party. It is agreed that if notice is to be provided by certified mail, it shall be deemed received when actually received or when notice is rejected. As of the date of this Agreement the addresses of the parties are as follows:

COMPANY:	PROPERTY MANAGER:

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4.	Responsibilities of the Property Manager. The Company appoints the Property Manager as its lawful agent and attorney in fact with full authority to do any and all lawful things necessary for the fulfillment of the provisions of this Agreement, including but not limited to the following:

a.	Collecting all rents due as they become due and giving receipts therefore rendering to the Company a monthly accounting of rents collected and expenses and debt service paid out; and remitting to Property Manager all income, less any sums paid out, provided however that the Company will retain 5% of the debt service payment.

b.	Making or causing to be made all decorating, maintenance, alterations, and repairs to the POHs and hiring and supervising all employees and other individuals and entities to accomplish the duties set forth herein.

c.	Advertising the POHs and displaying signs on the POHs; renting and leasing the POHs located in the Community; signing, renewing and canceling rental agreements and leases for the POHs located in the Community; initiating legal actions to recover unpaid rent; and if appropriate, in the discretion of the Property Manager, to compromise, settle and release said legal proceedings or lawsuits. Initiating lawsuits also includes the right to hire an attorney to bring said legal actions.

5.	Indemnification and holding the Property Manager Harmless. It is agreed that the Company does hereby agree to indemnify and hold the Property Manager harmless from any and all claims, charges, debts, demands and lawsuits or threatened lawsuits, including but not limited to attorney’s fees, court costs and costs of expert witnesses, and from any liability for injury (or even death) occurring on or about the POHs which may be suffered by an employee, tenant, invitee or anyone else who is in the POHs related to any acts or omissions performed in connection with the Property Manager managing the POHs, in good faith and in a manner reasonably believed to be in the best interests of the Company and within the scope of the authority conferred on the Property Manager by this Agreement or by law, unless the act or omission resulted from the Property Manager’s willful misconduct, bad faith, gross negligence or reckless disregard of its obligations and duties to the Company.

6.	Compensation to be paid to the Property Manager. The Property Manager shall submit an invoice each month for an amount equal to six percent (6.00%) of the gross income that the Property Manager collects for the month, plus such additional documented expenses that the Property Manager incurs in such month to the Company. The Company shall remit payment to the Property Manager within ten (10) days of receipt of invoice.

7.	This Agreement shall be governed by the laws of the State of ________ and the applicable court to hear any matter regarding this Agreement shall be in the county where the POHs are located.

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8.	Entire agreement. This is the entire agreement of the parties. Any modification to this Agreement must be in writing for the protection of the parties.

9.	Facsimile or e-mail signatures are binding signatures. It is agreed that facsimile or e- mail signatures shall be binding signature.

10.	Counterparts. This Agreement may be signed in counterpart and once signed by all parties there shall be a binding Agreement.

11.	No presumptions. It is agreed that both the Company and the Property Manager have had input regarding the terms of this Agreement and thus no presumptions shall be made for or against any party to this Agreement.

IN WITNESS WHEREOF, this Agreement shall be effective as of the date, first above written.

COMPANY:	PROPERTY MANAGER:

By:	By:
Name:	Name:
Title:	Title:

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